UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZAIS GROUP HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 9, 2015

To the Stockholders of ZAIS Group Holdings, Inc.:

The 2015 annual meeting of stockholders (or the Annual Meeting) of ZAIS Group Holdings, Inc. a Delaware corporation (or the Company), will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701, on December 9, 2015, at 10 a.m. Eastern Standard Time, to consider and vote on the following matters:

(1)	The election of five directors to serve on our board of directors until our 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified;
(2)	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year; and
(3)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on November 6, 2015 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to us. By submitting your proxy voting instructions promptly, you can help us avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you hold shares of our Class A common stock, par value $0.0001 per share in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

By Order of our Board,

/s/ Mark A. Russo

Mark A. Russo
Secretary

Red Bank, New Jersey
November 12, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held December 9, 2015. The Proxy Statement and our 2014 Annual Report to Stockholders are available at: http://materials.proxyvote.com/98887g.

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PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 9, 2015

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of our board of directors of ZAIS Group Holdings, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), for use at our 2015 annual meeting of stockholders (or the Annual Meeting) to be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701, on December 9, 2015, at 10 a.m. Eastern Standard Time, or at any adjournment thereof.

If you are a registered holder of shares of our Class A Common Stock, par value $0.0001 per share (or Class A Common Stock), or of our Class B common stock, par value $0.001 per share (or Class B Common Stock and, together with Class A Common Stock, Common Stock) as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to ZAIS Group Holdings, Inc., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, Attn: Secretary, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors to serve on our board of directors until our 2016 annual meeting of stockholders and until their successors are duly elected and qualified and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card and the 2014 Annual Report to Stockholders (or 2014 Annual Report) are first being sent and made available to stockholders on or about November 12, 2015.

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ANNUAL REPORT

This Proxy Statement is accompanied by our 2014 Annual Report for the year ended December 31, 2014, including financial statements of HF2 Financial Management Inc. audited by McGladrey LLP, HF2’s former independent registered public accounting firm, and their report thereon, dated February 12, 2015. The 2014 Annual Report also includes financial statements of ZAIS Group Parent, LLC audited by KPMG LLP, our independent registered public accounting firm, and their report thereon, dated March 23, 2015.

VOTING SECURITIES AND RECORD DATE

We have two classes of common stock outstanding: Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock vote together as a single class. Stockholders will be entitled to cast one vote for each share of Class A common stock and ten votes for each share of Class B Common Stock held of record at the close of business on November 6, 2015 (or the Record Date) with respect to (i) the election of five directors to serve on our board of directors until our 2016 annual meeting of stockholders and until their successors are duly elected and qualified, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any adjournment thereof. The outstanding shares of our Class B Common Stock represent approximately 93.5% of the combined voting power of our outstanding Common Stock and are held in an irrevocable voting trust, of which Christian Zugel, our Chairman and Chief Investment Officer, is the sole trustee. Mr. Zugel has effective voting control of the Company in his capacity as trustee of the voting trust, and has indicated that he will vote in favor of both electing each of the individuals nominated to serve on our board of directors and ratifying the appointment of KPMG LLP as our independent public accounting firm.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e. a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the NASDAQ Stock Market LLC (or NASDAQ), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the election of directors, your shares will not be voted on this item, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal. Our board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of the Record Date, we had issued and outstanding 13,870,917 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and there were 38 holders of Class A Common Stock and 1 holder of Class B Common Stock.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act) including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (or the Exchange Act). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We expect to remain an “emerging growth company” for up to five years following the March 23, 2013 initial public offering of HF2, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

BACKGROUND

We were formerly known as HF2 Financial Management Inc. (or HF2), a corporation formed as a vehicle to effect a business combination with one or more operating businesses. Prior to March 17, 2015, HF2 was a shell company with no operations. On March 17, 2015 (or the Closing Date), we completed a business combination (or the Business Combination) between HF2 and ZAIS Group Parent, LLC (or ZGP) pursuant to the Investment Agreement, dated as of September 16, 2014, as amended on October 31, 2014 and March 4, 2015 (or the Investment Agreement), by and among HF2, ZGP and the members of ZGP (or the ZGP Founder Members). The Investment Agreement provided for the contribution by HF2 of cash to ZGP in exchange for newly issued Class A units of ZGP (or Class A Units) and the transfer of all of the outstanding shares of Class B Common Stock to the ZGP Founder Members on a pro rata basis, and the immediate contribution of the Class B Common Stock to the ZGH Class B Voting Trust, a newly created irrevocable trust (or the Class B Voting Trust), of which Mr. Christian Zugel, our Chairman and Chief Investment Officer, is the sole trustee (or the Trustee).

In his capacity as Trustee, Mr. Zugel has voting power over the shares of Class B Common Stock held in the Class B Voting Trust and, consequently, voting control over the Company. Each share of Class B Common Stock is entitled to ten votes, and votes together with the shares of Class A Common Stock as a single class on all matters presented to holders of our Common Stock for a vote. There are currently 20,000,000 shares of Class B Common Stock outstanding and 180,000,000 authorized shares of Class A Common Stock. Even if all authorized Class A Common Stock was issued and outstanding, and assuming the 20,000,000 shares of Class B Common Stock remain outstanding, the holders of Class B Common Stock would hold approximately 52.6% of the combined voting power of our Common Stock. Consequently, as Trustee, Mr. Zugel has effective voting control of the Company.

In connection with the closing of the Business Combination, we changed our name from HF2 Financial Management Inc. to ZAIS Group Holdings, Inc. We also became a holding company whose assets primarily consist of interests in our majority-owned subsidiary, ZGP, which is the sole member of ZAIS Group, LLC (or ZAIS Group), which provides investment advisory and asset management services to private funds, separately managed accounts, structured vehicles and ZAIS Financial Corp. (or ZFC REIT), a publicly traded mortgage real estate investment trust (or, collectively, the ZAIS Managed Entities). Following the closing, ZAIS Group’s management team continued to lead the combined organization.

As appropriate, the information provided in this Proxy Statement about the business of the Company reflects the consummation of the Business Combination.

1. ELECTION OF DIRECTORS

Board of Directors

At a Special Meeting of Stockholders held on March 9, 2015 in connection with approving the Business Combination (which meeting also functioned as the 2014 Annual Meeting of Stockholders), stockholders elected the current members of our board to serve as directors upon the closing of the Business Combination. Our current board of directors is comprised of five members. Our board of directors has determined that three of its members are independent directors pursuant to the listing standards for independence of the NASDAQ. Our second amended and restated certificate of incorporation (or Certificate of Incorporation) provides that a majority of the entire board of directors may at any time increase or decrease the number of directors on the board. However, the number of directors may never be less than one, the minimum number required by the Delaware General Corporation Law (or DGCL). In accordance with our Certificate of Incorporation, each director holds office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier death, resignation or removal.

The following sets forth certain information with respect to our directors:

Name	Age	Position Held
Christian M. Zugel	55	Chief Investment Officer and Chairman of our Board of Directors
Michael F. Szymanski	49	Chief Executive Officer, President and Director
R. Bruce Cameron	59	Independent Director
Paul B. Guenther	75	Independent Director
James Zinn	63	Independent Director

Upon the recommendation of the Nominating and Corporate Governance Committee, Christian M. Zugel, Michael F. Szymanski, R. Bruce Cameron, Paul B. Guenther and James Zinn have been nominated by our board of directors to stand for re-election as directors by the stockholders at the Annual Meeting to serve until our 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the re-election of Messrs. Zugel, Szymanski, Cameron, Guenther and Zinn as directors, unless otherwise instructed. If the candidacy of Messrs. Zugel, Szymanski, Cameron, Guenther and Zinn should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if re-elected, any of Messrs. Zugel, Szymanski, Cameron, Guenther and Zinn will be unable or unwilling to serve as a director.

Information Regarding the Nominees for Re-Election as Directors

Christian M. Zugel

Mr. Zugel founded ZAIS Group in 1997 and currently serves as the Chairman of our board of directors and as Chief Investment Officer. Mr. Zugel also serves as Chairman of the board of directors of ZFC REIT, a publicly traded real estate investment trust for which a subsidiary of ZAIS Group acts as the external manager. Prior to founding ZAIS Group, Mr. Zugel was a senior executive with J.P. Morgan Securities Inc., where he led J.P. Morgan’s entry into many new trading initiatives. At J.P. Morgan, Mr. Zugel also served on the Asia Pacific management-wide and firm-wide market risk committees. Mr. Zugel received a Masters in Economics from the University of Mannheim, Germany.

Mr. Zugel is well qualified to serve as a director due to his institutional knowledge with respect to ZAIS Group and his significant experience in the investment management industry both as a senior executive with J.P. Morgan Securities Inc. and as the founder of ZAIS Group.

Michael F. Szymanski

Mr. Szymanski currently serves as our Chief Executive Officer, President and Director and has served as the President of ZAIS Group since 2011. Mr. Szymanski also serves as Chief Executive Officer, President and Director of ZFC REIT. Prior to joining ZAIS Group, Mr. Szymanski was Chief Executive Officer of XE Capital Management, LLC, an investment management firm specializing in structured products, from 2003 to 2008. Prior to that, Mr. Szymanski was Chief Financial Officer of Zurich Capital Markets (or ZCM), a subsidiary of Zurich Financial Group, from 2000 to 2002. At ZCM, Mr. Szymanski managed global finance, accounting, tax, treasury, and risk management for a business specializing in structured products, including hedge fund linked derivatives and principal investments. Prior to that, Mr. Szymanski was a Vice President in the Bank and Insurance Strategies Group of Lehman Brothers from 1997 to 2000, providing capital markets structuring and advisory services to financial institutions and corporations. Prior to that, Mr. Szymanski spent nine years at Ernst & Young LLP advising financial services clients, leaving as a Senior Manager in the Capital Markets/M&A Advisory Group in New York. Mr. Szymanski served in E&Y’s National Office-Financial Services Industries Group, providing internal consultation services to resolve clients’ accounting and regulatory issues, specializing in financial instruments. Mr. Szymanski also served on the board of directors of the National Stock Exchange from December 30, 2011 to February 19, 2015 and as Chairman of its audit committee from February 10, 2012 to February 19, 2015. Mr. Szymanski is a Certified Public Accountant and received a B.A. in Business Administration with a concentration in Accountancy from the University of Notre Dame and an Executive M.B.A. with a concentration in Finance from New York University’s Stern School of Business.

We believe that Mr. Szymanski’s institutional knowledge with respect to ZAIS Group and his experience as an executive officer in multiple companies in the investment management industry enhances the breadth of experience of our board of directors.

R. Bruce Cameron

Mr. Cameron was the Chairman of our board of directors from our inception and our Chief Executive Officer from April 2014 until the closing of the Business Combination, at which time he resigned from these positions and continued as a member of our board of directors. Mr. Cameron has been the President and Chief Executive Officer of Berkshire Capital Securities LLC, a New York-based investment banking firm, since its formation in May 2004. Mr. Cameron co-founded Berkshire Capital Corporation, the predecessor firm to Berkshire Capital Securities LLC, in 1983 as the first independent investment bank covering the financial services industry, with a focus on investment management and capital markets firms. Mr. Cameron and his partners have advised on over 300 mergers and acquisitions of financial services companies, including high net worth managers, institutional investment managers, mutual fund managers, real estate managers, brokerage firms, investment banks and capital markets firms with aggregate client AUM transfer of more than $950 billion and aggregate transaction value in excess of $13.0 billion. From 2005 to 2010, Mr. Cameron was a co-founder and the chairman of the board of directors of Highbury Financial Inc., a publicly traded blank check company that became an investment management holding company. Prior to forming Berkshire Capital Corporation, Mr. Cameron was an associate director of Paine Webber Group Inc.’s Strategic Planning Group from 1981 through 1983. Mr. Cameron began his career at Prudential Insurance Company from 1978 through 1980, working first in the Comptroller’s Department and then in the Planning & Coordination Group. Mr. Cameron graduated from Trinity College, where he received a B.A. in Economics and, from Harvard Business School, where he received an M.B.A. Mr. Cameron also attended the London School of Economics. Mr. Cameron is a CFA charterholder and a former treasurer of the New York Society of Security Analysts. Mr. Cameron is a Fellow of the Life Management Institute. He is also a past trustee of the Securities Industry Institute.

We believe Mr. Cameron is well-qualified to serve as a member of our board of directors due to his extensive experience in the financial services industry, most recently at Berkshire Capital, business leadership, operational experience, and his prior experience as Chairman of the board of directors for Highbury Financial Inc.

Paul B. Guenther

Mr. Guenther joined our board of directors upon the closing of the Business Combination in March 2015. Since 2002, Mr. Guenther has served as a member of the board of directors of The Guardian Life Insurance Company, where he has chaired the audit, investment and human resources and governance committees. In 2015, Mr. Guenther was elected to the board of directors of Barnes & Noble, Inc. and as Chairman of its audit committee. Mr. Guenther has also served as chairman of Community and Southern Bank Holding Co. and as chairman of First National Bank of New York, which merged into Bridgehampton National Bank in 2014. From August 2007 to November 2010, Mr. Guenther served as a member of the board of directors of Liberty Acquisition Holdings Corp., a publicly traded blank check company that completed its business combination in November 2010. Mr. Guenther was the President of PaineWebber Group, Inc. from January 1994 to April 1995. Mr. Guenther began working at Paine Webber Incorporated in 1966 and served as its President from December 1988 until January 1994. Mr. Guenther also served as Chairman of the New York Philharmonic from September 1996 until 2009, after which he became Chairman Emeritus, and was a member of the board of directors of RS Investments until 2015. Mr. Guenther serves on several philanthropic boards and is a member of several charitable organizations. Mr. Guenther received his M.B.A. from Columbia Graduate School of Business and his B.S. in economics from Fordham University and is a CFA charterholder.

Mr. Guenther is well qualified to serve as a director due to his experience in public and private company governance and his financial experience and knowledge.

James Zinn

Mr. Zinn joined our board of directors upon the closing of the Business Combination in March 2015. From 2013 to 2015, Mr. Zinn served on the board of directors of ZFC REIT, including as Chairman of the audit committee. In connection with the closing of the Business Combination, Mr. Zinn resigned from the ZFC REIT board of directors and joined our board. Since 2010, Mr. Zinn has served as a Director and formerly Treasurer of his homeowners association representing over 5,000 residents. From 2008 through 2012, he also maintained an on-call consultant role with ODIN Technologies, Inc., a radio-frequency identification-engineering firm, which he helped organize in 2003. From 2003 to 2009, Mr. Zinn served as a director of Vmeals, LLC, an online food sales organization. During 2008, Mr. Zinn also served on the valuation committee of XE Capital Management, LLC, a hedge fund based in New York City. From 1999 to 2006, Mr. Zinn co-founded and served as Chief Financial Officer (until 2002) and a Director of ServerVault, Inc., a secure web-hosting company. From 1994 to 1999, Mr. Zinn served as the Chief Financial Officer and Senior Vice President of CapitalOne Financial Corporation, where he was responsible for all financial management and related communications. Prior to that, from 1977 to 1994, Mr. Zinn served in various capacities from staff accountant to Regional Partner for Ernst & Young, LLP, providing accounting and consultation advice on technical accounting matters to financial services clients. Mr. Zinn received a B.S. in Business Administration from The Ohio State University in 1975.

Mr. Zinn was selected to serve on our board of directors due to his accounting expertise and industry experience.

Our board of directors recommends a vote FOR the re-election of Messrs. Zugel, Szymanski, Cameron, Guenther and Zinn as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Zugel, Szymanski, Cameron, Guenther and Zinn, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

In accordance with our amended and restated bylaws (or Bylaws), any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of our board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified.

There are no familial relationships among any of the members of our board of directors or executive officers. See “Corporate Governance — Director Independence.”

2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

On March 17, 2015, in connection with the closing of the Business Combination, we engaged KPMG LLP as our independent registered accounting firm. Our Audit Committee and board of directors approved the change of accountants to KPMG LLP. Accordingly, on March 19, 2015, we dismissed McGladrey LLP, HF2’s former independent registered public accounting firm prior to the closing of the Business Combination, as our independent accounting firm.

During the two fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through March 19, 2015, there were no: (1) disagreements with McGladrey LLP, which disagreements if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. In addition, the audit report of McGladrey LLP on our financial statements for the fiscal years ended December 31, 2014 and 2013 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph relating to HF2’s ability to continue as a going concern. We requested that McGladrey LLP furnish us with a letter addressed to the Securities and Exchange Commission (or the SEC) stating whether it agrees with the above statements. A copy of such letter, dated March 23, 2015, was filed as exhibit 16.1 to our current report on Form 8-K filed with the SEC on March 23, 2015.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment and replacement (subject to stockholder approval, if deemed advisable by the board of directors) of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders. Representatives of McGladrey LLP are not expected to be present at the Annual Meeting.

Independent Registered Public Accounting Firm Fees

There were no audit or non-audit fees billed to HF2 for professional services provided by KPMG LLP for the fiscal years ended December 31, 2014 and December 31, 2013.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by our external auditors and evaluate the effect thereof on the independence of the external auditors. There were no audit or non-audit services provided to HF2 by KPMG LLP for the fiscal years ended December 31, 2014 and December 31, 2013.

Our board of directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors may conduct its business through meetings and actions taken by written consent in lieu of meetings. Our board of directors has adopted Corporate Governance Guidelines (or the Guidelines) that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities and the Guidelines encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of our Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found on our website at www.zaisgroupholdings.com. The independent directors who, if re-elected, will serve on each committee following the Annual Meeting and a description of the principal responsibilities of each committee follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James Zinn	✔(Chair)	✔	✔
Paul Guenther	✔	✔(Chair)	✔
R. Bruce Cameron	✔	✔	✔(Chair)

Audit Committee.  Messrs. Zinn (Chair), Guenther and Cameron are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NASDAQ listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the independence standards adopted by our board of directors, as permitted by the Guidelines (or the Independence Standards) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors — Information Regarding the Nominees for Re-Election as Directors” for a description of Messrs. Zinn’s, Guenther’s and Cameron’s respective backgrounds and experience), that Messrs. Zinn, Guenther and Cameron are each “financially literate” as required by the NASDAQ listing standards. In addition, our board of directors has determined that Mr. Zinn qualifies as an “Audit Committee financial expert” for purposes of, and as defined by, the Securities and Exchange Commission (or SEC) rules and has the requisite accounting or related financial management expertise required by NASDAQ listing standards. The Audit Committee, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing its policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. Additional information regarding the responsibilities of the Audit Committee is set forth in its written charter.

Compensation Committee.  Messrs. Guenther (Chair), Zinn and Cameron are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NASDAQ listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee is responsible for, among other things, approving corporate goals and objectives relevant to the compensation for executive officers, evaluating the performance of our executive officers, approving the compensation levels of executive officers, preparing Compensation Committee reports and administering our equity-based ZAIS Group Holdings, Inc. 2015 Stock Incentive Plan (or the 2015 Stock Plan) and other incentive plans established or maintained by the Company from time to time. As of the date of this Proxy Statement, 30,000 restricted stock units have been granted pursuant to the 2015 Stock Plan.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. Additional information regarding the responsibilities of the Compensation Committee is set forth in its written charter.

Nominating and Corporate Governance Committee.  Messrs. Cameron (Chair), Guenther and Zinn are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NASDAQ listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to our board of directors qualified candidates for election as directors and reviewing the job performance of elected corporate officers and other executive officers. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and recommends to our board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole. Additional information regarding the responsibilities of the Nominating and Corporate Governance Committee is set forth in its written charter.

Report of the Audit Committee

The Audit Committee has furnished the following report for HF2’s 2014 fiscal year:

Prior to the Business Combination, the Audit Committee (or the HF2 Audit Committee) consisted of Joseph C. Canavan, Oscar J. Junquera and Robert H. Zerbst, all of whom resigned at the closing of the Business Combination.

The HF2 Audit Committee reviewed and discussed with management and McGladrey LLP our audited consolidated financial statements for the period ended December 31, 2014, and discussed with McGladrey LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (or PCAOB), including matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standards No. 16: Communications with Audit Committees. The HF2 Audit Committee also discussed with McGladrey LLP its independence from us, and McGladrey LLP provided to the Audit Committee the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it was independent from HF2.

Based on the its review, discussions and reports, the HF2 Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in our annual report on Form 10-K filed with the SEC.

James Zinn, Chairperson
Paul B. Guenther
R. Bruce Cameron

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (or the Securities Act), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

We pay directors’ fees only to those directors who are independent under the NASDAQ listing standards. We pay an annual base director’s fee of $200,000 to each of our independent directors. Base independent directors’ fees are paid 50% in cash and 50% in restricted stock awards. We reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full meetings of our board of directors and its committees.

Our independent directors are also generally eligible to receive restricted stock, Class A Common Stock, options and other equity-based equity awards under the 2015 Stock Plan.

Prior to the Business Combination, Joseph C. Canavan, Oscar J. Junquera and Robert H. Zerbst served as the independent directors of HF2. HF2 did not pay any compensation to these directors during 2014. Messrs. Canavan, Junquera and Zerbst ceased to be members of our board of directors upon the completion of the Business Combination.

CORPORATE GOVERNANCE

Role of our Board and Risk Oversight

Pursuant to our Certificate of Incorporation and Bylaws and the DGCL, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our executive officers.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our executive officers concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks. Members of our board of directors meet with our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

We maintain separate roles for our Chief Executive Officer and Chairperson of our board of directors.

A majority of our current directors are “independent” under NASDAQ standards, as more fully described elsewhere in this Proxy Statement. The independent directors meet separately on at least a quarterly basis and are active in the oversight of the Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our executive officers and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board committee have complete and open access to our officers, employees and other personnel.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of our management team. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Ethics

Our board of directors has adopted a Code of Ethics (or the Code of Ethics). Our Code of Ethics applies to our officers, directors, employees and independent contractors who have access to our systems. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics; and
•	accountability for adherence to the Code of Ethics.

Any waiver of the Code of Ethics for our executive officers or directors may be made only by our board of directors or one of its committees and will be promptly disclosed if and to the extent required by law or Nasdaq regulations.

The Code of Ethics is available for viewing on our website at www.zaisgroupholdings.com. We will also provide the Code of Ethics, free of charge, to stockholders who request it. Requests should be directed to ZAIS Group Holdings, Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, Attn: Secretary.

Corporate Governance Guidelines

Our board of directors has adopted the Guidelines. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.zaisgroupholdings.com. Requests should be directed to ZAIS Group Holdings, Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, Attn: Secretary.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NASDAQ listing standards. In addition, as permitted under the Guidelines, our board of directors has included within our Independence Standards the NASDAQ’s independence standards to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that three of our five current directors — Bruce Cameron, Paul B. Guenther and James Zinn — qualify as independent directors under the NASDAQ listing standards and the Independence Standards.

Review, Approval or Ratification of Transactions with Related Persons

We do not have a policy that expressly prohibits our directors, officers, security holders and affiliates from engaging for their own account in business activities of the types conducted by us. However, our Code of Ethics contains a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction or actions that involves an actual conflict of interest with us, unless our chief executive officer or chief compliance officer has approved the act or transaction.

Compensation Committee Interlocks and Insider Participation

During 2014, none of the members of our Compensation Committee was a current or former officer of our Company, except for Mr. Cameron, who was HF2’s Chairman and Chief Executive Officer prior to the Business Combination. There are no other Compensation Committee interlocks or insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Identification of Director Candidates

The Nominating and Corporate Governance Committee is responsible, pursuant to the Guidelines and its charter, for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing our long-term interests and those of our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management, and their ability to represent our long-term interests and those of our stockholders.

Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairman of our board of directors, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis in accordance with the advanced notice procedures set forth in our Bylaws as described below and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advance notice procedures set forth in our Bylaws may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The written notice must set forth the information and include the materials required by our Bylaws. The advance notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our Proxy Statement pursuant to SEC rules.

Any such nomination or proposal should be directed to our Secretary, at ZAIS Group Holdings, Inc., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, and, to the extent applicable, must include the information and other materials required by our Bylaws.

Director Attendance at Annual Meetings of Stockholders

Our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with our Board of Directors

Stockholders or other interested parties may communicate in writing with our directors, a committee of our board of directors, our independent directors as a group or our board of directors generally. Any such communications may be sent to our board of directors by U.S. mail or overnight delivery and should be directed to our Secretary at ZAIS Group Holdings, Inc., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors meet in executive sessions during each Audit Committee meeting held in conjunction with regularly scheduled quarterly meetings of our board of directors, and additionally as needed, without the presence of any directors or other persons who are part of our management.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

The following sets forth certain information with respect to our executive officers:

Name	Age	Position Held with the Company
Michael F. Szymanski	49	Chief Executive Officer, President and Director
Christian M. Zugel	55	Chief Investment Officer and Chairman of the board of directors
Howard E. Steinberg	70	General Counsel
Donna Blank	54	Chief Financial Officer
Don S. Choe	48	Chief Technology Officer
Marc D. Galligan	61	Chief Risk Officer

For the biographies of Mr. Szymanski and Mr. Zugel, please see “Election of Directors — Information Regarding the Nominees for Re-Election as Directors.”

Howard E. Steinberg

Mr. Steinberg has served as our General Counsel since the Business Combination and also serves as General Counsel and a Managing Director at ZAIS Group. Before joining ZAIS Group in February of 2011, Mr. Steinberg was a partner in the international law firm of McDermott Will & Emery LLP. Mr. Steinberg received a B.A. from the University of Pennsylvania and a J.D. from the Georgetown University Law Center.

Donna Blank

Ms. Blank has served as our Chief Financial Officer since June 2015 and also serves as Chief Financial Officer at ZAIS Group. Prior to joining the Company, Ms. Blank served as the Executive Vice President and Chief Financial Officer of National Financial Partners from 2008 to 2013. From 2003 to 2008, Ms. Blank was the Chief Financial Officer of Financial Guaranty Insurance Company. Ms. Blank received a B.A. from the University of Michigan. She holds an MBA in Finance, and a Master in International Affairs, both from Columbia University.

Don S. Choe

Mr. Choe serves as our Chief Technology Officer (or CTO) and a Managing Director and CTO at ZAIS Group. Before joining ZAIS Group in June of 2009, Mr. Choe was Managing Director and Head of Securitized Products Analytics at Barclays Capital and Lehman Brothers. Mr. Choe developed the architecture and managed the delivery of the securitized products analytics systems servicing the POINT and LehmanLive applications. In aggregate, Mr. Choe possesses greater than 25 years of experience providing technology solutions for fixed income businesses. Mr. Choe graduated from The Jerome Fisher Program in Management and Technology at the University of Pennsylvania, with a B.S. in Economics from the Wharton School of Business and a B.A.S. from the School of Engineering.

Marc D. Galligan

Mr. Galligan is our Chief Risk Officer and is a Managing Director at ZAIS Group where he has served as its Chief Risk Officer since 2008. He is also Head of Middle Office and co-head of the Valuation Committee. Mr. Galligan has 38 years of experience in the credit markets. Before joining ZAIS Group in August of 2008, he was a Senior Managing Director responsible for Credit Trading Risk Management at Bear Stearns, which included cash and credit derivative trading risk, as well as Leverage Finance. Before Bear Stearns, Mr. Galligan spent 20 years in a variety of credit and investment banking roles at The First National Bank of Boston and The Chase Manhattan Bank. Mr. Galligan received a B.S. in Finance from Boston College and an M.B.A. from the Thunderbird School of Global Management.

EXECUTIVE COMPENSATION

Summary Compensation Table

Prior to the Business Combination, we did not pay compensation for services rendered to us by our executive officers, other than the payment of certain amounts described below in “Certain Relationships and Related Transactions.” Our “named executive officers” consist of Messrs. Szymanski, Zugel and Steinberg, who were executive officers of ZAIS Group. The following table sets forth certain information with respect to the compensation for the years ended December 31, 2014 and 2013 earned by, awarded to, or paid to the Company’s named executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Nonequity incentive plan compensation ($)(2)	All other compensation ($)(3)(4)(5)	Total ($)
Christian Zugel Chief Investment Officer	2014	400,000	3,100,000	—	570,726	4,070,726
	2013	400,000	1,148,000	—	1,000,934	2,548,934
Michael Szymanski Chief Executive Officer and President	2014	260,417	1,000,000	867,755	34,854	2,163,026
	2013	250,000	735,000	332,858	348,235	1,666,093
Howard E. Steinberg General Counsel	2014	300,000	900,000	867,755	1,446	2,069,201
	2013	291,667	900,000	332,858	3,225	1,527,750
R. Bruce Cameron Former HF2 Chief Executive Officer	2014	—	—	—	—	—
	2013	—	—	—	—	—
R. Bradley Forth Former HF2 Chief Financial Officer		—	—	—	—	—
	2013	—	—	—	—	—

(1)	Reflects current payments of discretionary bonuses.
(2)	Reflects amounts received under the ZAIS Group, LLC Income Unit Plan, which provides participants a designated percentage of ZAIS Group’s distributable income.
(3)	Includes a discretionary award in 2013 with respect to performance that is paid over a three-year period subject to remaining employed on the date of payment. The amount of the discretionary award for Messrs. Zugel, Szymanski and Steinberg for 2013 is $492,000, $315,000 and $0, respectively.
(4)	Reflects waiver of management and incentive fees payable with respect to investments in certain funds that ZAIS Group manages for Messrs. Zugel and Szymanski and certain trusts and family members related to these named executive officers. The amount of the waived fees with respect to Messrs. Zugel, Szymanski and Steinberg for 2014 was $542,820, $9,822 and $0, respectively, and in 2013 was $480,439, $6,996 and $0, respectively.
(5)	Reflects fees earned by Messrs. Zugel and Szymanski due to service as a director of an entity for which ZAIS Group serves as an investment advisor. The amount of director fees received by each of them for board service during 2014 and 2013 was $23,783 and $25,114, respectively. These amounts were paid in Euros and have been converted to U.S. dollars based on the average conversion rate on the payment date.

Information Regarding Summary Compensation Table

ZAIS Group previously sponsored the ZAIS Group, LLC Income Unit Plan (or the Income Unit Plan) for a group of its key employees. The Income Unit Plan was adopted in June 2013 and was terminated as of December 31, 2014. Under the Income Unit Plan, participants received income units, which represented a contingent right to receive a portion of ZAIS Group’s distributable income for a plan year. An employee must generally have been employed on the scheduled distribution date to receive payments under the Income Unit Plan. If there was positive distributable income for a year, 85% of the estimated amount of positive distributable income earned with respect to a participant’s income units for that year was payable in December. The remainder, if any, was payable in the following year.

Under the terms of an agreement dated February 27, 2012, Mr. Zugel, as managing member of ZAIS Group, is entitled to receive 10% of the net incentive income with respect to certain ZAIS Managed Entities, after deducting any payments made with respect to certain employee compensation payments and payments made to external marketers. These payments amounted to $0 for 2014 and $0 for 2013. As of December 31, 2014, there is one ZAIS Managed Entity for which Mr. Zugel is entitled to future payments under the aforementioned agreement.

ZAIS Group has entered into incentive agreements, dated December 19, 2013, with Messrs. Zugel and Szymanski, which provide for the cash payment of $164,000 and $105,000 to Messrs. Zugel and Szymanski, respectively, on each of February 27, 2015, February 29, 2016 and February 28, 2017. Under the terms of a separate incentive agreement between ZAIS Group and Mr. Szymanski, dated February 26, 2013, Mr. Szymanksi is entitled to receive a cash payment of $85,000 on February 28 of each of 2014, 2015 and 2016. If Messrs. Zugel or Szymanski’s employment is terminated without “cause” (as defined in the ZAIS Group Employee Handbook), or in the event of their death or disability on or before the date on which a payment is due under an applicable incentive agreement, ZAIS Group will be obligated to make the relevant cash payment to the executive or the executive’s estate (in the event of death)

Outstanding Equity Awards at 2014 Year-End

The 2015 Stock Plan was not approved until after the 2014 fiscal year. Accordingly, we did not grant any plan-based awards to our named executive officers during the 2014 fiscal year and there were no outstanding equity awards at fiscal year-end.

Effect of Change in Control

On March 9, 2015, the stockholders of the Company approved the 2015 Stock Plan, which is filed as Exhibit 10.6 to our Current Report on Form 8-K filed on March 23, 2015. The 2015 Stock Plan permits the granting of stock options, restricted and unrestricted shares of Class A Common Stock, restricted stock units, stock bonus awards, dividend equivalent rights and other equity-based awards.

Except to the extent otherwise provided in an award agreement, in the event of a change in control (as defined in the 2015 Stock Plan), then notwithstanding any provision of the 2015 Stock Plan to the contrary, with respect to all or any portion of the participant’s outstanding award or awards, the Compensation Committee may provide that: (a) the then outstanding options and stock appreciation rights will become immediately exercisable on the date of the change in control; (b) the period of restriction applicable to awards will expire as of a time prior to the change in control (including without limitation a waiver of any applicable performance goals); (c) performance periods in effect on the date the change in control occurs will end on such date, and may (i) determine the extent to which performance goals with respect to each such performance period have been met based on available information the Compensation Committee deems relevant and (ii) cause the participant to receive partial or full payment of awards based on the Compensation Committee’s determination of the degree of attainment of performance goals, or by assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Compensation Committee; and (d) all awards that have been previously deferred to be settled in full as soon as practicable. In addition, if an award under the 2015 Stock Plan is subject to Section 409A of the Internal Revenue Code of 1986, as amended (or the Code), a change in control transaction may constitute a payment event only if the transaction is also a “change in control event” for purposes of Section 409A of the Code.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our outstanding shares of Common Stock (or 10% Holders) to file with the SEC and the NASDAQ initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the period from January 1, 2014 through December 31, 2014 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with HF2’s Sponsors

In connection with the formation of HF2, HF2 issued shares of Class A Common stock (or the Founders’ Shares) to certain persons. Prior to HF2’s initial public offering (or the IPO) on December 5, 2012, a total of 4,255,000 Founders Shares were sold to certain of HF2’s sponsors (or the Sponsors) at a price of approximately $0.005875 per share for an aggregate of $25,000. On February 26, 2013, HF2 repurchased 1,320,707 Founders’ Shares from certain Sponsors at the original sale price of approximately $0.005875 per share for an aggregate price of $7,760. On the same date, HF2 also sold 1,464,457 Founders’ Shares to certain existing and new Sponsors at the same price of approximately $0.005875 per share for an aggregate price of $8,605.

The Founders’ Shares are identical to the shares of Class A Common Stock sold in the IPO. However, under letter agreements entered into with HF2 in connection with the IPO, the Sponsors agreed (A) to vote their Founders’ Shares and any other shares acquired in or after the IPO in favor of the Business Combination, and (B) not to redeem any Founders’ Shares in connection with a stockholder vote to approve the Business Combination. Additionally, the Sponsors agreed not to transfer, assign or sell any of the Founders’ Shares (except to certain permitted transferees) until one year after the date of the consummation of the Business Combination or earlier if, subsequent to the Business Combination (1) with respect to 50% of the Founders’ Shares, the last sales price of the Class A Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the closing of the Business Combination and, with respect to the remaining 50% of the Founders’ Shares, the last sales price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the closing of the Business Combination or (2) we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property. In addition, in connection with the Business Combination, Bruce Cameron agreed not to transfer, assign or sell 116,254 of his Founders’ Shares (except to certain permitted transferees) until March 17, 2017 (two years after the date of the consummation of the Business Combination) and after such two year period he may only transfer, assign or sell 25% of such Founders’ Shares in any 12-month period.

On March 22, 2013, the Sponsors purchased an aggregate of 1,414,875 shares of Class A Common Stock at a price of $10.00 per share from HF2 (or the Sponsors’ Shares). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. On April 1, 2013, the Sponsors purchased an additional 183,525 Sponsors’ Shares at a price of $10.00 per share from HF2. These purchases took place on a private placement basis simultaneously with the consummation of the underwriters’ over-allotment option related to the IPO. In connection with such purchases, the Sponsors agreed (A) to vote their Sponsors’ Shares in favor of any proposed initial business combination, and (B) not to redeem any Sponsor Shares in connection with a stockholder vote to approve the Business Combination. Additionally, the Sponsors agreed not to transfer, assign or sell any of the Sponsors’ Shares (except to certain permitted transferees) until 30 days after the completion of the Business Combination.

In December 2012, Mr. Cameron purchased an aggregate of 20,000,000 shares of Class B Common Stock for an aggregate purchase price of $20.00, or $0.000001 per share, which is the per share par value. Mr. Cameron contributed the shares of Class B Common Stock to a voting trust (or the HF2 Class B Voting Trust). Wilmington Trust, National Association served as administrative trustee of the HF2 Class B Voting Trust. Shares of Class B Common Stock are entitled to ten votes per share and vote with the holders of Class A Common Stock, as a single class, on all matters presented to holders of our common stock for a vote. Shares of Class B Common Stock have no economic rights (other than the right to be redeemed at par value upon a liquidation).

Prior to the IPO, certain of HF2’s sponsors, officers and directors loaned HF2 an aggregate of $200,000 to cover expenses related to the IPO. The loans were payable without interest on the earlier of (i) December 5, 2013, (ii) the date on which the IPO was consummated or (iii) the date on which HF2 determined to not proceed with the IPO. The loans were repaid from the proceeds of the IPO that were not placed in the trust account that held the proceeds of the IPO (or the Trust Account).

On October 23, 2014, Broad Hollow Investors LLC, one of the Sponsors and an affiliate of Bruce Cameron, loaned HF2 $300,000 pursuant to an interest-free promissory note. The loan became due and was paid in full upon the closing of the Business Combination. On December 2, 2014, R. Bradley Forth, our former Executive Vice President and Chief Financial Officer, loaned HF2 $100,000 pursuant to an interest-free promissory note. The loan became due and was paid in full on upon the closing of the Business Combination.

The holders of Founders’ Shares, as well as the holders of Sponsors’ Shares, are entitled to registration rights pursuant to the Registration Rights Agreements (as defined below). Such holders may invoke their demand registration rights and have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements. See “— Registration Rights Agreements —  IPO Registration Rights Agreement.”

Berkshire Capital Securities LLC, an affiliate of Mr. Cameron, made available to us general and administrative services including office space, utilities and secretarial support, from the date that HF2’s securities were first listed on NASDAQ through the closing of the Business Combination. HF2 paid Berkshire Capital Securities LLC $10,000 per month for these services. This arrangement was terminated upon the closing of the Business Combination.

Business Combination

On March 17, 2015, the Business Combination was consummated pursuant to the Investment Agreement by and among HF2, ZGP and the ZGP Founder Members, whereby HF2 acquired a 66.5% interest in ZGP and changed its name to ZAIS Group Holdings, Inc. In the Business Combination, HF2 contributed $78.2 million in cash to ZGP and transferred 20,000,000 shares of our Class B Common Stock to the ZGP Founder Members which was immediately deposited into the Class B Voting Trust, of which Mr. Zugel is the initial sole trustee. The remaining Class A Units of ZGP not acquired by HF2 are held by the ZGP Founder Members. In his capacity as trustee of the Class B Voting Trust, Mr. Zugel has voting power over the shares of Class B Common Stock held in the Class B Voting Trust. Each share of Class B Common Stock is entitled to 10 votes and there are currently 20,000,000 shares of Class B Common Stock outstanding. Consequently, in his capacity as trustee of the Class B Voting Trust, Mr. Zugel has effective voting control of the Company.

At the closing of the Business Combination, we also entered into the following agreements, each of which is discussed below: (i) the Amended and Restated Limited Liability Company Agreement of ZGP, entered into as of March 17, 2015 and amended on March 20, 2015 and July 21, 2015 (or the ZGP LLC Agreement), (ii) Exchange Agreement, dated as of March 17, 2015, by and among the Company, ZGP, the Company Unitholders (as defined therein) and Christian M. Zugel, as trustee (solely in his capacity as the trustee) of the Class B Voting Trust, as amended on July 21, 2015 (or the Exchange Agreement), (iii) the Registration Rights Agreement (or the BC Registration Rights Agreement), dated as of March 17, 2015, by and among the Company and the Holders (as defined therein), and (iv) the Tax Receivable Agreement, dated as of March 17, 2015, by and among the Company and the parties signatory thereto, as amended on July 21, 2015 (or the Tax Receivable Agreement).

ZGP LLC Agreement

Upon the closing of the Business Combination, we entered into the ZGP LLC Agreement. We serve as the sole managing member of ZGP. Accordingly, we control ZGP’s and ZAIS Group’s business and affairs and are responsible for the management of ZAIS Group’s business. Although we are the managing member of ZGP, the ZGP Founder Members have certain consent rights, as described below under “— Consent Rights.”

Interests in ZGP are represented by units or other equity securities that we, in our capacity as managing member of ZGP, may establish. There are two classes of ZGP units outstanding — the Class A Units and the Class B units (or, the Class B Units and, together with the Class A Units, the Units). The rights and obligations of the Class A Units and Class B Units are the same, except that the Class A Units and Class B

Units have different forfeiture requirements and the Class B Units are subject to vesting. Prior to vesting, a Class B Unit will not have any economic participation or other material rights in ZGP.

At the closing of the Business Combination, the ZGP Founder Members’ interests in ZGP outstanding immediately prior to the closing were converted into 7,000,000 Class A Units. In addition, during the first five years after the closing of the Business Combination, ZGP will release up to an additional 2,800,000 Class A Units (or the Additional Founder Units) to the ZGP Founder Members if the sum of the average per share closing price over any 20 trading-day period of the Class A Common Stock plus cumulative dividends paid on the Class A Common Stock between the closing and the day prior to such 20 trading-day period (or the Total Per Share Value) meets or exceeds specified thresholds, ranging from $12.50 to $21.50.

The ZGP LLC Agreement also provides for the grant of up to 6,800,000 Class B Units at any time during the five year period following the closing of the Business Combination to employees of ZAIS Group subject to vesting conditions. The Class B Units are divided into five classes: Class B-0 Units, Class B-1 Units, Class B-2 Units, Class B-3 Units and Class B-4 Units. There are 1,600,000 authorized Class B-0 Units, 1,337,486 of which were outstanding as of September 30, 2015, and will vest in full on the later of the applicable grant date and the second anniversary of the closing of the Business Combination, unless otherwise specified in the applicable grant agreement. The remainder of the 5,200,000 Class B Units will be granted by a representative of the ZGP Founder Members so long as the Founder Member Ownership Threshold (as described below under “— Consent Rights”) is met. When such threshold is no longer met, we, in our capacity as managing member of ZGP, may grant these Class B Units in our discretion.

The Class B-1, B-2, B-3 and B-4 Units will vest one-third when the Total Per Share Value meets or exceeds certain thresholds set forth below, and one-third on each of the first anniversary and second anniversary of such event. The Total Per Share Value thresholds must be met during the five year period after the closing of the Business Combination. The number of Class B Units subject to grant and the Total Per Share Values are as follows:

•	1,200,000 Class B-1 Units if the Total Per Share Value exceeds $12.50;
•	1,200,000 Class B-2 Units if the Total Per Share Value equals or exceeds $15.00;
•	1,400,000 Class B-3 Units if the Total Per Share Value equals or exceeds $18.00; and
•	1,400,000 Class B-4 Units if the Total Per Share Value equals or exceeds $21.50.

All of the Class B Units are subject to forfeiture upon certain events (See “— Class B Restrictive Covenants; Class B Unit Forfeiture”).

The Company holds approximately 66.5% of the outstanding equity in ZGP, and the ZGP Founder Members hold approximately 33.5% of the outstanding equity of ZGP.

Consent Rights

So long as the ZGP Founder Members hold at least 10% of our capital stock (which includes securities exercisable for or convertible into our capital stock) whether directly or indirectly through ownership of Units exchangeable or convertible into our capital stock (or the Founder Member Ownership Threshold), ZGP cannot take any of the following actions without the consent of the ZGP Founder Members:

•	enter into any transaction with us that is not arm’s length other than as contemplated in the agreements documenting the Business Combination;
•	convert ZGP into a corporation or take any other action that would cause ZGP to be treated as a corporation for tax purposes;
•	dissolve, liquidate or otherwise wind up ZGP (other than pursuant to a change of control event);
•	enter into any agreement or otherwise commit to take any of the actions set forth above; or
•	borrow (whether itself or its subsidiaries) from any ZGP member or affiliate of a ZGP member or enter into a guarantee of its indebtedness with any ZGP member or affiliate of a ZGP member.

The ZGP Founder Members also have consent rights or control rights related to certain tax matters, in some instances regardless of whether the Founder Member Ownership Threshold is then satisfied. Among other things, we, in our capacity as managing member of ZGP, cannot make any tax elections or other tax related decisions that have a potential material and adverse bearing on any of the ZGP Founder Members. In addition, a representative of the ZGP Founder Members will control the preparation of ZGP’s tax return for, and the defense of any tax audit with respect to, the 2015 fiscal year of ZGP.

We also may not enter into any transaction with Mr. Christian Zugel, any of his family members or their respective affiliates without the prior consent of a majority of our independent directors. ZAIS Group is a party to a consulting agreement with Tracy Rohan, Mr. Zugel’s sister-in-law, pursuant to which Ms. Rohan provides services to ZAIS Group relating to event planning, promotion, web and print branding and related services. Pursuant to the consulting agreement, ZAIS Group paid Ms. Rohan approximately $120,000 in each of 2014, 2013 and 2012.

The ZGP Founder Members also have rights to receive ZGP’s draft fiscal year budgets and audited year-end financial statements. These information rights will terminate when the Founder Member Ownership Threshold is no longer satisfied.

Distributions and Taxes

Holders of Units (including us) will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of ZGP. Except as otherwise required under Section 704(c) of the Code, including with respect to income generated in respect of the undistributed eligible accounts, net profits and net losses of ZGP will be generally allocated to its Unit holders (including us) pro rata in accordance with their respective ownership percentage of the Units. Subject to certain exceptions, ZGP is required to make quarterly cash distributions to its Unit holders based on the cumulative taxable income of ZGP multiplied by the applicable highest effective marginal combined federal, state and local income tax rate for an individual resident (or corporate resident, if greater) in New York, New York, taking into account the character of the associated income, the year in which such income is recognized and the deductibility of state and local income taxes for federal income tax purposes and any limitations thereon.

ZGP is also obligated to make special distributions to the ZGP Founder Members in an aggregate amount equal to the undistributed eligible accounts as amounts attributable to such undistributed eligible accounts are received by the Company.

Holders of unvested Class B Units are not entitled to receive any distributions with respect to such Class B Units until they are vested.

Other than tax distributions and the special distributions to the ZGP Founder Members, other distributions are made at our sole discretion, in our capacity as managing member of ZGP.

Company Expenses

ZGP pays all costs, fees and expenses incurred by us in connection with the Investment Agreement and the related transaction documents or in connection with serving as managing member of ZGP. These expenses include costs of our securities offerings, compensation to our board of directors, costs of complying with our SEC filing obligations, litigation costs and accounting and legal fees. These expenses do not include our income or franchise tax obligations, other than Delaware franchise taxes or our payment obligations under the Tax Receivable Agreement.

Transfers of Units

So long as the Founder Member Ownership Threshold is met, we cannot directly or indirectly transfer any Units without the prior written consent of the Founder Member Representative (as described under “— Founder Member Representative”), excluding transfers to a controlled affiliate, a change of control event and other specified exceptions.

Similarly, no other ZGP member may directly or indirectly transfer any of its Units without our consent other than pursuant to the terms of the Exchange Agreement and certain permitted transfers to affiliates, family members or in connection with the exercise of a ZGP Founder Member’s co-sale rights. In addition, any transfer by a ZGP Founder Member will also require the consent of the Required Independent Directors

(as defined in the Investment Agreement). ZGP has the right to redeem the Units held by any ZGP member (other than the managing member) at a per Unit price of $0.01 if such ZGP member violates these transfer restrictions.

ZGP members also may not transfer Units if such transfer would violate securities laws or other specified laws, violate loan or debt instruments of us or ZGP, result in ZGP being taxed as a corporation or result in other specified consequences.

Drag-Along; Co-Sale Rights

If a change of control transaction is approved by both us, in our capacity as managing member, and (if the Founder Member Ownership Threshold is met) by the Founder Member Representative (as defined below), then each ZGP member (other than the managing member) is required to approve the change of control transaction and take other actions reasonably necessary or desirable to effect the change of control transaction. These other actions include agreeing to sell such member’s Units or Class A Common Stock on terms and conditions approved by us and, if applicable, the Founder Member Representative. The proceeds of any such sale will be allocated among the ZGP members in accordance with the distribution provisions that apply upon a liquidation and dissolution of ZGP.

If ZGP does not exercise its drag-along rights with respect to a change of control transaction, each ZGP Founder Member will have a co-sale right with respect to such transaction. The co-sale right allows a ZGP Founder Member to sell a percentage of its Units equal to the proportion of our Units that are being sold in such transaction.

Founder Member Representative

The ZGP Founder Members have appointed Christian Zugel as their representative (or the Founder Member Representative) under the ZGP LLC Agreement. The Founder Member Representative may, on behalf of the ZGP Founder Members or any Class B Member, waive any rights of the ZGP Founder Members or the Class B Members under the ZGP LLC Agreement. Mr. Zugel can be replaced as Founder Member Representative by vote of the ZGP Founder Members only if Mr. Zugel has died or is incapacitated. If Mr. Zugel breaches any non-compete, non-solicit or certain other restrictive covenants, the Founder Member Representative will have no further consent rights under the ZGP LLC Agreement.

Exchange Agreement

The Company, ZGP, the ZGP Founder Members and the Class B Voting Trust have entered into the Exchange Agreement, dated March 17, 2015, as amended (or the Exchange Agreement). The Exchange Agreement entitles each Founder Member to exchange Class A Units that it holds for either (at the Company’s option):

•	a number of shares of Class A Common Stock equal to the exchange rate (which initially will be one-to-one, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A Common Stock to be different than the number of Class A Units),
•	cash in an amount equal to the fair market value of the Class A Common Stock subject to exchange, or
•	a combination of shares of Class A Common Stock and cash, as described above.

Holders of Class B Units are also parties to the Exchange Agreement and are entitled to exchange their vested Class B Units (but not unvested Class B Units) for shares of Class A Common Stock, cash or a combination of the two at the same exchange rate and generally, the same terms. Exchanges can occur generally only on the first business day of any fiscal quarter.

Generally, the ZGP Founder Members and the holders of Class B Units are not entitled to exercise their exchange rights until the first fiscal quarter after the second anniversary of the closing of the Business Combination. In addition, during any 12-month period after the second anniversary of the closing of the Business Combination, the holders of Units are subject to further limitations on exchange. During any such 12-month period, a ZGP Founder Member may only exchange up to 25% of the aggregate number of Class A

Units it held as of the first day of such 12-month period in which the exchange occurs. This limitation will expire after the first exchange date at which such ZGP Founder Member no longer holds Class A Units exceeding 10% of the maximum number of Class A Units previously held by such ZGP Founder Member. During any such 12-month period, a holder of Class B Units may only exchange a number of vested Class B Units in an amount not to exceed 25% of an amount equal to (x) the aggregate number of vested Class B Units held by such Class B Member as of the first day of such 12-month period in which the applicable exchange occurs minus (y) the cumulative number of Class B Units for which a tax-related exchange exception was provided (as described below). This limitation will expire after the first exchange date at which time such Class B Member ownership of Class B Units no longer exceeds 10% of an amount equal to (x) the maximum number of Class B Units previously held by such Class B Member minus (y) the cumulative number of Class B Units for which a tax-related exchange exception was provided.

The Exchange Agreement provides for exceptions to these limitations on exchange rights. First, upon the vesting of any Class B Units or upon the issuance of any immediately vested Class B Units, within 12 months of such date, in the event that the Class B Member’s tax obligations exceed the net proceeds such Class B Member could receive upon a sale of the shares of Class A Common Stock issuable in exchange for his or her vested Class B Units, such Class B Member will instead be entitled to immediately exchange a number of vested Class B Units so that the net proceeds from the sale of the Class A Common Stock into which such newly vested or issued Class B Units are exchangeable would be sufficient to satisfy his or her tax obligations.

Second, after the second anniversary of the closing of the Business Combination, the limitations on exchange rights can be waived by the compensation committee of the board of directors (in the case of the ZGP Founder Members’ limitations) or either the Chairman of the board of directors or the compensation committee of the board of directors (in the case of the Class B Members’ limitations).

Holders of Units also have the right to exchange their Units for Class A Common Stock upon a change of control of the Company, regardless of when that change of control occurs. A change of control includes a sale, lease or transfer of all or substantially all of the Company’s assets, including a sale of all Class A Units held by the Company; a person or group of persons (within the meaning of Section 13(d) of the Exchange Act) becoming the beneficial owner of a majority of the Company’s voting securities (excluding a group that includes Christian Zugel, his affiliates or the Class B Voting Trust) and a merger after the consummation of which members of our board of directors do not comprise at least a majority of the board of directors of the resulting entity or the Company’s voting securities do not represent a majority of the voting securities of the resulting entity.

The Exchange Agreement also provides that shares of Class B Common Stock held by the Class B Voting Trust will be cancelled once the ZGP Founder Members’ ownership of our capital stock (which includes securities exercisable for or convertible into our capital stock) whether directly or indirectly through ownership of Units exchangeable or convertible into our capital stock (or the Founder Member Ownership Percentage) falls below certain thresholds. Once the Founder Member Ownership Percentage falls below 20%, the Class B Voting Trust will surrender a percentage of its shares of Class B Common Stock equal to (x) 20% minus the Founder Member Ownership Percentage at such time divided by (y) 20%. After such adjustment, if the Founder Member Ownership Percentage decreases, the Class B Voting Trust will surrender a number of shares of Class B Common Stock equal to (x) the percentage reduction in the Founder Member Ownership Percentage divided by (y) 20% multiplied by (z) the number of shares of Class B Common Stock outstanding as of the Closing. When the Founder Member Ownership Percentage falls below 5%, or if certain ZGP Founder Members breach their non-competition or other specified restrictive covenants in the Investment Agreement, the Class B Voting Trust will surrender all of its shares of Class B Common Stock to the Company. Any shares of Class B Common Stock surrendered to the Company will be automatically deemed cancelled.

ZGP and the exchanging holder of Units will bear their own expenses in connection with the consummation of any exchange. Generally, ZGP will also bear any transfer taxes, stamp taxes or duties, or other similar taxes as well as any other expenses incurred by the Company in connection with an exchange.

The Exchange Agreement also provides that a holder of Units will not have the right to exchange Units if ZGP or the Company reasonably determines that such exchange would be prohibited by law or regulation or would violate the ZGP LLC Agreement or other agreements of the Company or ZAIS Group to which the holder of Units may be subject. ZGP or the Company may impose additional restrictions on exchanges that it determines are necessary or advisable so that ZGP is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Registration Rights Agreements

IPO Registration Rights Agreement

Upon the closing of the IPO, HF2 entered into a registration rights agreement with Sponsors and holders of Founders’ Shares (or the IPO Registration Rights Agreement) pursuant to which HF2 granted registration rights with respect to shares of Class A Common Stock issued in private placements prior to and concurrently with the IPO.

Under the IPO Registration Rights Agreement, holders are entitled to make up to two demands that the Company register their Class A Common Stock for resale, subject to the conditions set forth in the IPO Registration Rights Agreement. A demand registration must be for securities reasonably expected to result in aggregate gross proceeds in excess of $500,000.

However, the holders may not exercise their demand registration right more than once in any 12 month period. In addition, the Company will not be obligated to effect a demand registration within 12 months of the effective date of a registration statement filed by us or if a qualifying shelf registration statement is effective. The Company may postpone the filing of a registration statement if the Company determines in good faith judgment that the filing would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Company or would require inclusion in the registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. The Company must pay all expenses, except for underwriters’ fees, fees and disbursements of any counsel retained by the holders (subject to certain exceptions) and any other expenses not specified in the IPO Registration Rights Agreement that are incurred by the Company in connection with these demand registration rights.

If the Company is eligible to file a registration statement on Form S-3, the holders can request that the Company register their shares for resale on a shelf registration statement. Any registration must be reasonably expected to result in aggregate gross proceeds of at least $500,000. The holders cannot make more than one demand for an S-3 registration in any 12-month period. The same underwriter cut-back and ability for the Company to postpone the registration statement filing for demand registrations applies.

Business Combination Registration Rights Agreement

Upon the Closing of the Business Combination, we entered into a registration rights agreement with the ZGP Founder Members (or the BC Registration Rights Agreement and, together with the IPO Registration Rights Agreement, the Registration Rights Agreements) pursuant to which the Company granted registration rights to the ZGP Founder Members and other holders of Units that become a party to the BC Registration Rights Agreement (or the BC Registration Rights Holders) with respect to shares of Class A Common Stock to be issued upon exchange of the Class A Units or vested Class B Units pursuant to the Exchange Agreement. Any such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

BC Registration Rights Holders have the right to demand that the Company register their Class A Common Stock for resale, subject to the conditions set forth in the BC Registration Rights Agreement. A demand registration must be for securities reasonably expected to result in aggregate gross proceeds in excess of $20 million.

However, the BC Registration Rights Holders may not exercise their demand registration right more than once in any 12 month period. In addition, the Company will not be obligated to affect a demand registration within 180 days of the effective date of a registration statement filed by us or if a qualifying shelf registration statement is effective. The Company may postpone the filing of a registration statement for a reasonable period of time not in excess of 75 days once in any 12-month period if our board of directors determines in its good faith judgment that the filing would reasonably be expected to materially adversely affect any bona fide material financing or any material transaction under consideration by the Company or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Company. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. The Company must pay all expenses, except for underwriters’ fees, fees and disbursements of any counsel retained by the BC Registration Rights Holders (subject to certain exceptions) and any other expenses not specified in the BC Registration Rights Agreement that are incurred by the Company in connection with these demand registration rights.

In addition to the demand registration rights noted above, if the Company is eligible to file a registration statement on Form S-3, the BC Registration Rights Holders can request that the Company register their shares for resale on a shelf registration statement. Any registration must be reasonably expected to result in aggregate gross proceeds of at least $10 million. The Company is not obligated to effect more than three S-3 registrations on behalf of the BC Registration Rights Holders in any 12-month period. If the Company is eligible as a “Well Known Seasoned Issuer” under the Securities Act, the requesting holders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. The same underwriter cut-back and ability for the Company to postpone the registration statement filing for demand registrations applies, except the time period that the Company may postpone the filing is 90 days in any 12-month period under most circumstances.

BC Registration Rights Holders have the right to “piggyback” on most types of registration statements that the Company files. If the Company registers any securities for public sale, BC Registration Rights Holders have the right to include their shares in the registration for resale by the BC Registration Rights Holders, subject to the conditions set forth in the BC Registration Rights Agreement.

Tax Receivable Agreement

We are party to the Tax Receivable Agreement with the ZGP Founder Members and holders of Class B Units which requires us to pay to the ZGP Founder Members and holders of vested Class B Units that exchange such Units for Class A Common Stock of the Company 85% of the amount of savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in the case of an early termination payment by the Company, or a change in control) as a result of the increases in tax basis and certain other tax benefits related to the exchange of Class A Units or the exchange of vested Class B Units for Class A Common Stock. This is our obligation, and not that of ZGP. We would retain the remaining 15% of cash savings, if any, realized.

In addition, under the Tax Receivable Agreement, in the event that the ZGP Founder Members are required to recognize income or gain as a result of the release of Additional Founder Units to the ZGP Founder Members, we will be required to make a payment to the ZGP Founder Members in an amount equal to 100% of any tax refunds or reductions in taxes otherwise payable that we actually realize as a result. Our obligation to make this additional payment does not terminate as a result of an early termination or change of control under the Tax Receivable Agreement.

Estimating the amount of payments that we may be required to make under the Tax Receivable Agreement is imprecise by its nature, because the actual increase in our share of ZGP’s tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•	the timing of exchanges of Class A Units or Class B Units for shares of Class A Common Stock — for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable and amortizable assets of ZGP at the time of the exchanges;

•	the price of Class A Common Stock at the time of exchanges of Class A Units or Class B Units — the increase in our share of the basis in the assets of ZGP, as well as the increase in any tax deductions, will be related to the price of Class A Common Stock at the time of these exchanges;
•	the extent to which these exchanges are taxable — if an exchange is not taxable for any reason, increased deductions will not be available;
•	the tax rates in effect at the time we use the increased amortization and depreciation deductions; and
•	the amount and timing of our income — we will be required to make payments with respect to 85% of the tax savings covered by the Tax Receivable Agreement, as and when realized, if any. If we do not have taxable income, we generally will not be required to make payments under the Tax Receivable Agreement for that taxable year because no tax savings will have been actually realized.

We expect that, as a result of the size of the increases in our share of the tax basis of the tangible and intangible assets of ZGP attributable to our interest therein, and assuming that there are no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased depreciation and amortization of our assets, the payments that we make under the Tax Receivable Agreement will likely be substantial and could have a material adverse effect on our financial condition.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales, other forms of business combinations, liquidations, other changes of control, or early terminations of the Tax Receivable Agreement our (or our successors’) obligations under the Tax Receivable Agreement with respect to Class A Units or Class B Units (whether exchanged or acquired before or in certain cases after such transaction) would be based on certain assumptions, including without limitation that we would have sufficient taxable income to fully use the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Decisions made by the continuing members of ZGP, including Christian Zugel who also controls a majority of our outstanding voting power in his capacity as trustee of the Class B Voting Trust, in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling party under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of a party to receive payments under the Tax Receivable Agreement. Were the IRS to successfully challenge the tax basis increases described above, we would not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, we could make payments under the Tax Receivable Agreement in excess of our actual cash savings in income tax. The accelerated timing of payments and the increase in our tax liability without reimbursement could affect the cash available to us and could impact our ability to pay dividends.

The Class B Voting Trust Agreement

In connection with the closing of the Business Combination, the ZGP Founder Members and the Company entered into a voting agreement for the Class B Voting Trust (or the Voting Trust Agreement). The Voting Trust Agreement established the Class B Voting Trust. All of the outstanding shares of Class B Common Stock were transferred from the HF2 Class B Voting Trust to the ZGP Founder Members and immediately deposited with the Class B Voting Trust. The Voting Trust Agreement provides that the trustee has the sole power to vote the shares of Class B Common Stock in its sole discretion and also to surrender shares of Class B Common Stock in accordance with the Exchange Agreement. In his capacity as trustee of the Class B Voting Trust, Mr. Zugel has voting control over approximately 93.5% of the voting power of our outstanding common stock. Mr. Zugel is the sole trustee of the Class B Voting Trust until his death or legal incompetency. If either of these events occurs within eighteen months of the closing of the Business Combination, then Bruce Cameron will become the trustee. If either of these events occurs after eighteen months of the closing, or if Mr. Cameron fails or ceases to act as trustee, Sonia Zugel (Mr. Zugel’s spouse) will become the sole trustee. If Mrs. Zugel is unable or unwilling to act as trustee or fails or ceases to act as a trustee, a successor trustee will be appointed by majority vote of Michael Szymanski, Mark Mahoney and Howard Steinberg. The Voting Trust Agreement is irrevocable.

Ramsey Agreements

On March 4, 2015, ZGP entered into an agreement with Neil A. Ramsey, an affiliate of NAR Special Global, LLC and of dQuant Special Opportunities Fund, L.P. (or, together, the Ramsey Investors), and one of our significant stockholders, pursuant to which ZGP paid Mr. Ramsey $3.4 million in consideration of Mr. Ramsey causing the Ramsey Investors to purchase from stockholders who had tendered their shares of Class A Common Stock for redemption such number of shares of Class A Common Stock as was necessary to meet the closing condition that there was at least $65 million in the Trust Account after giving effect to redemptions and other expense payments.

ZGP also entered into a two-year Consulting Agreement (or the Consulting Agreement) with Mr. Ramsey through RQSI Ltd, an entity controlled by Mr. Ramsey, under the terms of which, among other things, Mr. Ramsey provides consulting services to ZGP, its senior management team and ZAIS Group, as requested by us, from time to time during the 24 month period beginning on the closing of the Business Combination. Mr. Ramsey may not compete against ZGP during the term of the Consulting Agreement, and for two years following its termination. In consideration for his undertakings under the Consulting Agreement, ZGP will pay Mr. Ramsey a consulting fee of $500,000 per annum payable in monthly installments and reimburse RQSI for any out-of-pocket business travel expenses incurred in connection with performing the consulting services. ZGP may terminate the Consulting Agreement for cause, as defined in the Consulting Agreement.

Director Independence

For information about our board of directors and committees, and the independence of certain of our directors, see “Election of Directors — Board of Directors” and “Board and Committee Matters” in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and (iv) all of our directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 13,870,917 shares of our Class A Common Stock outstanding and 20,000,000 Shares of our Class B Common Stock outstanding, in each case as of the Record Date.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106.

Names	Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock	Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class B Common Stock
Class B Voting Trust	—		20,000,000	100%
Named Executive Officers and Directors
Christian Zugel(1)	487,498	3.5%	20,000,000	100%
Michael Szymanski	—
Howard E. Steinberg	—
R. Bruce Cameron(2)	447,295	3.2%
James Zinn	—
Paul B. Guenther	—
All directors and executive officers as a group (nine persons)	934,793	6.7%	20,000,000	100%
5% or Greater Beneficial Owner
Neil A. Ramsey(3)	9,585,287	69.1%

(1)	Mr. Zugel is the sole trustee of the Class B Voting Trust and, in such capacity, has voting and investment power over the shares of Class B Common Stock held therein. Includes 112,499 shares held by Family Trust U/A Christian M. Zugel 2005 GRAT (or the GRAT) and 74,999 shares held by the Zugel Family Trust (or the Zugel Trust and, together with the GRAT, the Trusts). Mr. Zugel disclaims beneficial ownership over the shares held by the Trusts since an independent trustee and adviser govern the Trusts.
(2)	Includes 289,124 shares held by Broad Hollow Investors LLC and 28,125 shares held by Broad Hollow LLC. Tartan Farm Corp. is the managing member of Broad Hollow Investors LLC and Broad Hollow LLC. Mr. Cameron is the President of Tartan Farm Corp. and has voting and dispositive power over the shares held by Broad Hollow Investors LLC and Broad Hollow LLC. Includes 81,210 shares held by the Foote Family Education Trust dated February 18, 2015, of which Mr. Cameron is the trustee. Includes 33,836 shares held by Mr. Cameron’s spouse.
(3)	According to a Schedule 13D filed on February 17, 2015, as amended by a Schedule 13D/A filed on March 25, 2015, 9,207,056 of the shares reported are held by d.Quant Special Opportunities Fund, LP, a Delaware limited partnership (“SpecOps”), and 378,231 shares are held by NAR Special Global, LLC (“NAR”). Mr. Ramsey is the general partner of SpecOps and has sole voting and dispositive power over the shares held by SpecOps, and the managing member of NAR and has sole voting and dispositive power over the shares held by NAR. The business address for this stockholder is 1515 Ormsby Station Court, Louisville, KY 40223.

Under the beneficial ownership rules, the Founder Members are not deemed to hold the shares of Class A Common Stock into which the Class A Units that they hold are exchangeable because the Founder Members are subject to a two-year restriction on such exchanges. The following table assumes that the Class A Units owned by the Founder Members have been exchanged for Class A Common Stock and all of the 1,337,486 Class B-0 Units issued to ZAIS Group employees as of September 30, 2015 have been converted into shares of Class A Common Stock. The following table also gives effect to the vesting of an aggregate of 10,000 restricted stock units that are held by each of our independent directors. Accordingly, the beneficial ownership of Class A Common Stock in the following table is based on 22,238,403 shares of Class A Common Stock outstanding and 20,000,000 shares of Class B Common stock outstanding, in each case as of the Record Date.

Names	Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock	Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class B Common Stock
Class B Voting Trust	—	0%	20,000,000	100%
Named Executive Officers and Directors
Christian Zugel(1)	6,087,498	27.4%	20,000,000	100%
Michael Szymanski	163,265	*
Howard E. Steinberg	65,306	*
R. Bruce Cameron(2)	457,295	2.1%
James Zinn	10,000	*
Paul B. Guenther	10,000	*
All directors and executive officers as a group (nine persons)	6,941,323	31.2%	20,000,000	100%
5% or Greater Beneficial Owner
Neil A. Ramsey(3)	9,585,287	43.1%

*	Denotes less than 1%.
(1)	Mr. Zugel is the sole trustee of the Class B Voting Trust and, in such capacity, has voting and investment power over the shares of Class B Common Stock held therein. Includes 1,162,499 shares held by the GRAT and 599,999 shares held by the Zugel Trust. Mr. Zugel disclaims beneficial ownership over the shares held by the Trusts since an independent trustee and adviser govern the Trusts. Includes 700,000 shares held by Mr. Zugel’s spouse.
(2)	Includes 289,124 shares held by Broad Hollow Investors LLC and 28,125 shares held by Broad Hollow LLC. Tartan Farm Corp. is the managing member of Broad Hollow Investors LLC and Broad Hollow LLC. Mr. Cameron is the President of Tartan Farm Corp. and has voting and dispositive power over the shares held by Broad Hollow Investors LLC and Broad Hollow LLC. Includes 81,210 shares held by the Foote Family Education Trust dated February 18, 2015, of which Mr. Cameron is the trustee. Includes 33,836 shares held by Mr. Cameron’s spouse.
(3)	According to a Schedule 13D filed on February 17, 2015, as amended by a Schedule 13D/A filed on March 25, 2015, 9,207,056 of the shares reported are held by SpecOps, and 378,231 shares are held by NAR. Mr. Ramsey is the general partner of SpecOps and has sole voting and dispositive power over the shares held by SpecOps, and is the managing member of NAR and has sole voting and dispositive power over the shares held by NAR. The business address for this stockholder is 1515 Ormsby Station Court, Louisville, KY 40223.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

We anticipate that the date of our 2016 annual meeting of stockholders will be more than 30 days before or after the anniversary date of the previous year’s meeting. As a result, to be considered for inclusion in the Proxy Statement for our 2016 annual meeting of stockholders, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received at our executive offices within a reasonable time before we begin to print and mail our proxy materials. Proposals should be addressed to ZAIS Group Holdings, Inc., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, Attn: Secretary.

Our Bylaws provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2016 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our Proxy Statement and proxy card relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the Proxy Statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Any such nomination or proposal should be sent to ZAIS Group Holdings, Inc., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, Attn: Secretary and, to the extent applicable, must include the information and other materials required by our Bylaws.

DELIVERY AND HOUSEHOLDING OF PROXY MATERIALS

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e. the Proxy Statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: ZAIS Group Holdings, Inc., Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701-1106, Attn: Secretary. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NASDAQ), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT ZAIS GROUP HOLDINGS, INC., TWO BRIDGE AVENUE, SUITE 322, RED BANK, NEW JERSEY 07701-1106.

By Order of our Board,

/s/ Mark A. Russo

Mark A. Russo
Secretary

Red Bank, New Jersey
November 12, 2015

ZAIS GROUP HOLDINGS INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Christian Zugel　02 Michael Szymanski　03 R. Bruce Cameron　04 Paul B. Guenther　05 James Zinn

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Ratification of the appointment of KPMG LLP as ZAIS Group Holdings, Inc. independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]　Date　　Signature (Joint Owners)　Date

0000258685_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

ZAIS GROUP HOLDINGS INC.
Annual Meeting of Stockholders - December 9, 2015 10:00 AM
Oyster Point Hotel, 146 Bodman Place, Red Bank, NJ 07701
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Howard E. Steinberg and Mark Russo as proxies and attorneys-in-fact and hereby authorizes Mr. Steinberg and Mr. Russo to attend the Annual Meeting of Stockholders (the "Meeting") of ZAIS Group Holdings, Inc. (the "Company") to be held at 10:00 a.m. on December 9, 2015 at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey 07701, and any postponement or adjournment thereof, to cast on its behalf all votes that the undersigned is entitled to cast at the Meeting and to otherwise represent the undersigned at the Meeting with all powers possessed by the undersigned personally present at the Meeting. By signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000258685_2 R1.0.0.51160